EXHIBIT 13


                               SUBSCRIPTION LETTER


Board of Trustees
Shanklin Investment Trust
105 North Washington Street
Rocky Mount, North Carolina  27802-0069

Gentlemen:

This letter will serve to advise you that Shanklin Capital Management, Inc. ("SCM") hereby subscribes for the purchase of the initial organizational shares of the SCM Strategic Growth Fund (the "Fund") in the amount of $10.00 per share, for an aggregate investment of $100,000, and agrees to advance all registration and organization costs of the Fund to the Trust upon the Trust's demand. In connection with its subscription for shares of the Fund, SCM acknowledges that the shares have not been registered under federal or state securities laws an that the transfer of such shares is restricted. SCM further represents that it is acquiring such shares for investment purposes and without any intention to redeem or dispose of such shares. Payment for such shares shall be made in cash prior to the effective date of the Trust's Registration Statement with the SEC with respect to the Fund. As initial subscriber for shares, SCM hereby approves the actions of the Trust in the organization of the Fund, including the approval of the Investment Advisory Agreement, Fund Accounting and Compliance Administration Agreement, Dividend Disbursing and Transfer Agent Agreement, and Distribution Agreement.

If the terms and conditions as stated herein are acceptable to the Board of Trustees, please so signify by having an authorized officer or trustee sign a copy of this letter.

                                          Very truly yours,


Date:  April 9, 1998                      SHANKLIN CAPITAL MANAGEMENT, INC.


                                          By:_________________________________

                                          Title:______________________________



Accepted this 9th day of April, 1998.


                                           SHANKLIN INVESTMENT TRUST

                                               /s/ Julian G. Winters
                                           By:________________________________

                                                  Treasurer
                                           Title:_____________________________